SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                  Date of Event Requiring Report: August 20, 2003


                              Energy Producers, Inc.
             (Exact name of registrant as specified in its charter)


              Nevada                  000-32507              88-0345961
      (State of Incorporation) (Commission File Number)    (IRS Employer
                                                         Identification No.)


                          Dennis R. Alexander, President
                              Energy Producers, Inc.
          7944 E. Beck Lane, Suite 200, Scottsdale, Arizona 85260-1774
          ------------------------------------------------------------
                    (Address of Principal Executive Offices)

                                 (480) 778-0488
                    ----------------------------------------
              (Registrant's telephone number, including area code)




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Item 5.     Other Events and Regulation FD Disclosure
            -----------------------------------------

      On August 20, 2003 the Company signed an engagement agreement with LSC Associates, LLC of Dallas ("LSC") with offices in Austin, Chicago and Boston to assist with its Capital Campaign to initially raise $1 million via a Private Placement Memorandum ("PPM") to be used for acquisition of oil production and working capital, and thereafter approximately $5 million+ by debt type syndication through an institutional placement for further growth and expansion for the Company's plan of business. LSC and the Company estimate completion for the PPM by end of September and are targeting the institutional placement completion for October/November 2003.

      LSC is a merchant banking firm providing corporate finance solutions and is working with the Company in areas, which include strategic planning issues, business valuation, offering structures and terms, and documentation management. Certain Managing Partners of LSC are registered representatives, and conduct underwritings through their registered Broker Dealer First Dunbar Securities and other firms.

       On July 30, 2003, Energy Producers, Inc. (the "Company"  or  "EPI")
entered
into  a   letter   of   intent  to acquire 100% of the stock and assets of
Montage
Industries, Inc. and subsidiaries ("Montage"), an Arizona corporation. The letter of intent was extended on August 25, 2003 for at least 30 days to provide time for Montage to complete initially its Unaudited financial statements as requested by the Company in order to proceed with its review and discussions.

       On July 12, 2003, Energy Producers, Inc. (the "Company") entered into an extension of a letter of intent and first right of refusal to acquire the stock and or assets of Comanche Point Production Company ("Comanche"), a Nevada corporation, which was previously announced on April 30, 2003. The extension was valid through August 15, 2003. The Company has been granted an additional extension through September 15, 2003.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                                       By:   /s/  Dennis R. Alexander
                                             ------------------------
                                                  Dennis R. Alexander
                                                  President

Date:  September 8, 2003